Exhibit 99.1

Press Release

CONTACTS:
Array BioPharma Inc.
Tricia Haugeto (303) 386-1193
thaugeto@arraybiopharma.com

ARRAY BIOPHARMA RECEIVES PHASE 2 MILESTONE
PAYMENT FROM ASTRAZENECA

Boulder, Colo., (September 14, 2006) - Array BioPharma Inc. (Nasdaq: ARRY) today announced that it received a $3 million payment from AstraZeneca (NYSE: AZN) for achieving a Phase 2 milestone for AZD6244 (ARRY-142886).   The payment was triggered upon dosing the first patient in a Phase 2 trial.  AZD6244 (ARRY-142886) is a selective MEK inhibitor that was in-licensed by AstraZeneca from Array in December 2003.

The previously announced Phase 2 randomized study will compare AZD6244 (ARRY-142886) to temozolomide in the treatment of stage III / IV melanoma patients. AstraZeneca expects to enroll up to 180 patients at approximately 40 centers worldwide. Additional Phase 2 studies, in a range of other tumors, are scheduled to start this year.

Initiation of the Phase 2 study is based on the results of the Phase 1b study which recently completed recruitment, and which included patients with melanoma and a variety of other solid tumors.  The Phase 1 study clearly demonstrated that AZD6244 (ARRY-142886) inhibits MEK and associated downstream markers in tumors at doses deemed well tolerated. The full results of this study will be published later in the year.

Array was responsible for filing the IND and conducting the Phase 1 clinical testing of AZD6244 (ARRY-142886). AstraZeneca is responsible for all other aspects of clinical development and commercialization.

About the Collaboration:

AstraZeneca acquired exclusive worldwide rights to AZD6244 and certain second-generation compounds for all oncology indications in December 2003. Array retains the rights to all therapeutic indications outside of oncology for compounds not selected by AstraZeneca as part of the collaboration.

About AZD6244 (ARRY-142886)

AZD6244 (ARRY-142886) is a potent, selective MEK inhibitor that is orally active, that blocks signal transduction pathways implicated in cancer cell proliferation and survival. AZD6244 (ARRY-142886) has shown tumour suppressive activity in multiple pre-clinical models of human cancer including melanoma, pancreatic, colon, lung, and breast cancers.

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About MEK Inhibition

MEK is a critical enzyme at the intersection of several biological pathways, which regulates cell proliferation and survival as part of the Ras/Raf/MEK/ERK pathway.  Activation of the Ras/Raf/MEK/ERK pathway has been implicated in many cancers, including lung, pancreatic, colon, melanoma and thyroid cancer. MEK inhibition is an attractive anti-cancer strategy as it has the potential to block inappropriate signal transduction regardless of the upstream position of the oncogenic aberration.

About Melanoma

More than 80,000 people are diagnosed with malignant melanoma each year, approximately 20% of them with advanced disease. Current treatments for advanced melanoma offer little survival benefit and are associated with considerable toxicities for the majority of patients. The outlook for patients with metastatic disease is poor with median survival time of between 6-12 months and a 5-year survival rate of approximately 10%. There is a great need for new and effective treatments for advanced melanoma that can extend the life of patients and improve their quality of life while receiving treatment by reducing the burden of toxicities associated with today’s treatments.

About AstraZeneca

AstraZeneca is a major international healthcare business engaged in the research, development, manufacture and marketing of prescription pharmaceuticals and the supply of healthcare services.  It is one of the world’s leading pharmaceutical companies with healthcare sales of $23.95 billion and leading positions in sales of gastrointestinal, cardiovascular, neuroscience, respiratory, oncology and infection products.  AstraZeneca is listed in the Dow Jones Sustainability Index (Global) as well as the FTSE4Good Index. For further information please visit www.astrazenecapressoffice.com.

About Array BioPharma

Array BioPharma is a biopharmaceutical company focused on the discovery, development and commercialization of orally active drugs to address significant unmet medical needs.  Our proprietary drug development pipeline is primarily focused on the treatment of cancer and inflammatory disease and includes several small molecule drug candidates that are designed to regulate targets in therapeutically important biologic pathways. We currently have three drugs in clinical development including our MEK inhibitor for cancer, AZD6244 (ARRY-142886), which is in Phase 2 with AstraZeneca, and two Array wholly-owned drugs in Phase 1: ARRY-543, our ErbB-2 / EGFR inhibitor for cancer, and ARRY-162, our MEK inhibitor for inflammatory disease.  For more information on Array, please go to www.arraybiopharma.com.

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Array BioPharma’s Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties, including those discussed in our annual report filed on form 10-K for the year ended June 30, 2006, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities, our ability to out-license our proprietary candidates on favorable terms, risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates, the ability of our collaborators and of Array to meet objectives tied to milestones and royalties, and our ability to attract and retain experienced scientists and management  We are providing this information as of September 14, 2006. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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